SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 20, 2009

VALLEY NATIONAL BANCORP

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-11277	22-2477875
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1455 Valley Road, Wayne, New Jersey	07470
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (973) 305-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

On February 20, 2009, the Compensation and Human Resources Committee of the Board of Directors (the “Committee”) of Valley National Bancorp (the “Company”), approved an amendment to the Valley National Bancorp Benefit Equalization Plan which affects Peter Crocitto (the “Amendment”). The Amendment revised the definition of Years of Credited Service to provide an additional five (5) years of credited service to participants who became employed by the Company during or prior to 1977 and who became an executive vice president. This benefited Mr. Crocitto, who began work for the Company at age 19 in 1977 at which time the Company’s pension plan prohibited participation until an employee had worked for one (1) year and attained the age of 25, by providing him credit for the five (5) years he worked for the Company prior to age 25. Because of this change Mr. Crocitto would also immediately meet the condition for an unreduced early retirement benefit at age 55. Mr. Crocitto would receive approximately $31,153 in additional retirement benefits annually as a result of this change. Should Mr. Crocitto remain with the Company until age 60, he would receive the same benefits as if the amendment had not been made.

In addition, on February 20, 2009, the Committee, in connection with the Amendment, amended the Company’s Change in Control Agreement with Mr. Crocitto to decrease the number of years of additional service credit Mr. Crocitto would have received under his Change in Control Agreement from eight years to three years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 26, 2009	VALLEY NATIONAL BANCORP

	By:	/s/ Alan D. Eskow
Alan D. Eskow
Executive Vice President,
Chief Financial Officer and Secretary
(Principal Financial Officer)